UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2012

HCA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11239	27-3865930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Plaza, Nashville, Tennessee		37203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 344-9551

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On October 16, 2012, HCA Holdings, Inc. (the “Company”) issued a press release announcing, among other matters, its preliminary results of operations for the third quarter ended September 30, 2012, the text of which is set forth as Exhibit 99.1.

Item 7.01.	Regulation FD Disclosure.

On October 16, 2012, the Company issued a press release announcing, among other matters, its preliminary results of operations for the third quarter ended September 30, 2012, the text of which is set forth as Exhibit 99.1.

Distribution to Stockholders

On October 16, 2012, the Company announced its intention, subject to applicable legal and contractual restrictions, to declare and pay a cash distribution in the amount of $2.50 per share of the Company’s outstanding common stock during the fourth quarter of 2012 (the “Distribution”).

Notes Offering

On October 16, 2012, HCA Inc., a wholly-owned subsidiary of the Company, announced its intention to offer, subject to market and other considerations, $2 billion aggregate principal amount of senior secured notes and senior unsecured notes (the “Notes Offering”). HCA Inc. intends to use the net proceeds of the Notes Offering for general corporate purposes, which may include the repayment of its existing term loan B-1 facility, due November 2013, and the financing of the Distribution. The text of the press release is set forth as Exhibit 99.2 and incorporated herein by reference.

Replacement of the Senior Secured Revolving Credit Facility

HCA Inc. is also seeking to replace its $2 billion senior secured revolving credit facility maturing on November 17, 2015 with a new facility on substantially the same terms which would (i) forego the scheduled increase to the applicable margins with respect to revolving borrowings under the facility that is scheduled to take effect on November 17, 2012 and (ii) extend the maturity date to November 17, 2016. There can be no assurance that the new facility will be implemented.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 99.1	Press Release, dated October 16, 2012.

Exhibit 99.2	Press Release, dated October 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA HOLDINGS, INC.

/s/ R. Milton Johnson
R. Milton Johnson President and Chief Financial Officer

Date: October 16, 2012

EXHIBIT INDEX

Exhibit 99.1	Press Release, dated October 16, 2012.

Exhibit 99.2	Press Release, dated October 16, 2012.